Exhibit 1(b)

BLACKROCK FUNDS IV

(A Massachusetts Business Trust)

CERTIFICATE OF CLASSIFICATION OF SHARES

The undersigned, Secretary of BlackRock Funds IV (the “Trust”), does hereby certify to the following:

1.      The Declaration of Trust of the Trust, dated the 19th day of April, 2018 (the “Declaration”), provides in Section 5.1 that (a) the shares of the Trust shall be of one class, par value $0.001 (each, a “Share” and collectively, the “Shares”), provided that, subject to the terms of the Declaration and the requirements of applicable law, the Trustees have the power to classify any unissued Shares into any number of additional classes of Shares, (b) the Trustees may further classify or reclassify any class of Shares into one or more series of such class, (c) the Trustees shall give each class of Shares an alphabetical designation and may give any class of Shares such supplementary designations as the Trustees may deem appropriate and (d) more than one class of Shares may have the same alphabetical designation.

2.      By written consent of the initial Trustee of the Trust dated May 18, 2018, the initial Trustee of the Trust approved the classification of unissued Shares of the trust into three classes of Shares, with the alphabetical designations A, B, and C and supplemental designations BlackRock Alternative Capital Strategies Fund, BlackRock Global Long/Short Credit Fund and BlackRock Impact Bond Fund, respectively; and further approved the classification of each class into series with the alphabetical and supplemental designations as follows: BlackRock Alternative Capital Strategies Fund: A-1, A-2, and A-3, representing Investor A Shares, Investor C Shares and Institutional Shares, respectively; BlackRock Global Long/Short Credit Fund: B-1, B-2, B-3, and B-4, representing Investor A Shares, Investor C Shares, Institutional Shares and Class K Shares, respectively; and BlackRock Impact Bond Fund: C-1, C-2, C-3, and C-4, representing Investor A Shares, Investor C Shares, Institutional Shares and Class K Shares, respectively (such classes with the same alphabetical designation referred to herein as a “Class Group”).

3.      By action of the Trustees of the Trust at a meeting held on November 28, 2018, the Trustees changed the supplemental designation of the Fund with the alphabetical designation A from BlackRock Alternative Capital Strategies Fund to BlackRock Systematic Multi-Strategy Fund, effective as of January 4, 2019.

4.      Following the actions referenced above, the following classes of Shares of beneficial interests in the Trust have been established and designated by the Trustees of the Trust in accordance with the Trust’s Declaration with the relative rights and preferences set forth below and such classes remain in effect as of the date hereof:

Alphabetical Designation of Class	Supplementary Designation	Alphabetical Designation of Classes of Shares with the Same Alphabetical Designation (Classes in the Same Class Group)	Supplementary Designation of Classes of Shares with the Same Alphabetical Designation (Classes in the same Class Group)
A	BlackRock Systematic Multi-Strategy Fund	A-1	Investor A Shares
		A-2	Investor C Shares
		A-3	Institutional Shares
B	BlackRock Global Long/Short Credit Fund	B-1	Investor A Shares
		B-2	Investor C Shares
		B-3	Institutional Shares
		B-4	Class K Shares
C	BlackRock Impact Bond Fund	C-1	Investor A Shares
		C-2	Investor C Shares
		C-3	Institutional Shares
		C-4	Class K Shares

5.      The Trust is authorized to issue an unlimited number of Shares of beneficial interest of each such class.

6.      All consideration received by the Trust for the issue or sale of Shares of all classes in the same Class Group shall be invested and reinvested with the consideration received by the Trust for the issue and sale of all other Shares of that Class Group, together with all income, earnings, profits and proceeds thereof, including: (i) any proceeds derived from the sale, exchange or liquidation thereof, (ii) any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, and (iii) any general assets of the Trust allocated to Shares of that Class Group by the Trustees in accordance with the Trust’s Declaration; and each class included in each Class Group shall share on the basis of relative net asset values (or on such other basis established by the Trustees or officers of the Trust) with such other classes of Shares in such Class Group in such consideration and other assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any assets derived from any reinvestment of such proceeds in whatever form.

7.      In determining the income attributable to each Share of each particular class included in each Class Group: any general expenses and liabilities of the Trust allocated by the Trustees to all Class Groups shall be allocated among all Class Groups on the basis of relative net asset values (or on such other basis established by the Trustees or officers of the Trust), and any expenses and liabilities of the Trust allocated by the Trustees to a particular Class Group shall be allocated among the classes included in such Class Group on the basis of relative net asset values (or on such other basis established by the Trustees or officers of the Trust), except that to the extent permitted by rule or order of the U.S. Securities and Exchange Commission, Shares shall bear all: (1) expenses and liabilities relating to those Shares payable under the

Trust’s Distribution and Service Plan with respect to those Shares and (2) other expenses and liabilities directly attributable to such Shares which the Trustees determine should be borne solely by such Shares.

8.      Shares shall (1) have all the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as determined by the Trustees and set forth in the Trust’s Prospectus and Statement of Additional Information with respect to such Shares and such further terms and conditions as shall be determined by the Trustees and set forth in the Trust’s Prospectus and Statement of Additional Information with respect to such Shares and (2) shall be subject to the terms of the Declaration. as the same may be amended from time to time and shall have the same voting powers, provided that: (i) when expressly required by law, or when otherwise permitted by the Trustees acting in their sole discretion, Shares shall be voted by individual class and/or series; and (ii) only Shares of the respective class, classes and/or series, as the case may be, affected by a matter shall be entitled to vote on such matter, and provided further that without affecting any provisions in the Trust’s Declaration, Shares of each class shall be subject to the express right of the Trust to redeem Shares of such class at any time if the Trustees determine in their sole discretion and by majority vote that failure to so redeem may have adverse consequences to the holders of the Shares of such class, and upon such redemption the holders of the Shares so redeemed shall have no further right with respect thereto other than to receive payment of the redemption price; and

9.      Each Share of each Class Group issued for the purchase price established in its Prospectus will be validly issued, fully paid and non-assessable.

WITNESS my hand as of this 16th day of April, 2019

/s/ Benjamin Archibald
Benjamin Archibald
Secretary